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                                                                EXHIBIT (a)(14)

                                                     NEWS
                                                     FOR IMMEDIATE RELEASE

                                                     Contact:
                                                     Mike Kilroy or Rick Havacko
                                                     Maples Communications
                                                     (949) 253-8737
                                                     mkilroy@maples.com

  EMACHINES, INC. AND EM HOLDINGS, INC. ANNOUNCE AGREEMENT TO REMOVE TEMPORARY
           RESTRAINING ORDER; TENDER OFFER EXTENDED TO DEC. 28, 2001

     IRVINE, Calif., Dec. 19, 2001 -- Earlier today, the parties in the matter of David Packard, on behalf of himself and all other similarly situated, v. eMachines, Inc. reached an agreement in principle to, among other matters, withdraw and vacate the temporary restraining order previously issued enjoining the merger. As part of the agreement in principle, the plaintiffs dropped their attempt to seek other injunctive relief as well. The agreement in principle is conditioned upon execution of definitive documentation.

     In addition, the tender offer for all the outstanding shares of common stock of eMachines made by Empire Acquisition Corp., a wholly owned subsidiary of EM Holdings, has been extended until 9:00 a.m. Eastern time on Friday, Dec. 28, 2001. The tender offer had been scheduled to expire at 9:00 Eastern time on Thursday, Dec. 27, 2001.

About eMachines, Inc.
eMachines, Inc. (OTCBB:EEEE) is a leading provider of affordable, high-value personal computers. Founded in September 1998, eMachines began selling its low-cost eTower(R) desktop computers in November 1998. In June 1999, eMachines sold the third-highest number of PCs through retailers in the United States, according to leading market research organizations, and presently holds this number three market share position. Since inception, eMachines has shipped more than four-million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers is a first-time PC buyer, based on owner registrations with eMachines. eMachines' Web site is located at http://www.emachines.com.